Exhibit 99.1
Covanta Announces Resignation of Chief Financial Officer
FAIRFIELD, NJ, March 18, 2010 — Covanta Holding Corporation (NYSE:CVA) (“Covanta” or the “Company”) today announced that Mark A. Pytosh, Executive Vice President and Chief Financial Officer, has resigned effective March 31, 2010. Tom Bucks, Covanta’s Chief Accounting officer will serve as interim Chief Financial Officer until a successor is named. Mr. Pytosh has accepted the position of Chief Financial Officer of CCS Corporation where he will be a key participant in the management led buyout team.
Anthony Orlando, President and Chief Executive Officer of Covanta Holding Corporation said, “We appreciate Mark’s significant contributions during the past three years. He helped Covanta grow while strengthening our balance sheet and enhancing our reporting. Now he has another great opportunity and we wish him continued success is his new position.”
About Covanta
Covanta Holding Corporation (NYSE:CVA), is an internationally recognized owner and operator of large-scale Energy-from-Waste and renewable energy projects and a recipient of the Energy Innovator Award from the U.S. Department of Energy’s Office of Energy Efficiency and Renewable Energy. Covanta’s 45 Energy-from-Waste facilities provide communities with an environmentally sound solution to their solid waste disposal needs by using that municipal solid waste to generate clean, renewable energy. Annually, Covanta’s modern Energy-from-Waste facilities safely and securely convert approximately 20 million tons of waste into more than 9 million megawatt hours of clean renewable electricity and create 10 billion pounds of steam that are sold to a variety of industries. For more information, visit www.covantaholding.com.
About CCS
CCS Corporation is a recognized industry leader providing integrated energy and environmentally responsible services to upstream and downstream oil and gas companies in Canada and the U.S. Headquartered in Calgary, Alberta, CCS was founded in 1984 by President and Chief Executive Officer, David Werklund and employs approximately 2,600 people. In 2007, the company was taken private in a $3.5 billion buyout led by Mr. Werklund and a consortium of private investors. Included among the major investors are CAI Capital Partners, Goldman Sachs Capital Partners, Kelso & Company, Vestar Capital Partners, British Columbia Investment Management Corporation, Alberta Investment Management and O.S.S. Capital Management, L.P.
Contacts
Marisa F. Jacobs, Esq.
Vice President, Investor Relations and Corporate Communications
1-973-882-4196
James Regan
Media Relations and Corporate Communications Associate
1-973-882-7152